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Exhibit 5.1

PILLSBURY WINTHROP LLP
50 Fremont Street
San Francisco, California
94105-2228

May 25, 2001

Matrix Pharmaceutical, Inc.
34700 Campus Drive
Fremont, California 94555

Ladies and Gentlemen:

    We are acting as counsel for Matrix Pharmaceutical, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (a) shares of its common stock, $0.01 par value per share ("Common Stock"), (b) shares of its preferred stock, $.01 par value per share ("Preferred Stock"), in one or more series, (c) warrants and other rights to purchase shares of Common Stock ("Common Stock Warrants") or shares of Preferred Stock ("Preferred Stock Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale (the Common Stock, Preferred Stock, Common Stock Warrants and Preferred Stock Warrants are collectively referred to herein as the "Securities" or individually as a "Security"), having an aggregate initial public offering price of up to U.S. $30,000,000 or the equivalent thereof. The Securities are to be issued and sold from time to time pursuant to a Registration Statement on Form S-3 ("Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on May 25, 2001 under the Securities Act of 1933, as amended.

    Based upon the foregoing, we are of the opinion that:

    1.  With respect to the Common Stock, when (a) the Board of Directors of the Company or a duly authorized committee of the Board (such Board of Directors or committee being referred to herein as the "Board"), has taken all necessary corporate action to approve the issuance of and establish the terms of the offering of the Common Stock and related matters and (b) the Common Stock has been issued, sold and delivered in the manner and for the consideration (not less than the par value of the Common Stock) stated in the applicable definitive purchase, underwriting or similar agreement or upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

    2.  With respect to the Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance of and establish the terms of any particular series of Preferred Stock, the offering thereof and related matters, including the filing of a statement of designation conforming to the Delaware General Corporation Law regarding the Preferred Stock with the Secretary of State of the State of Delaware and (b) the Preferred Stock has been issued, sold and delivered in the manner and for the consideration (not less than the par value of the Preferred Stock) stated in the applicable definitive purchase, underwriting or similar agreement or upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

    3.  With respect to the Common Stock Warrants and the Preferred Stock Warrants (collectively, the "Stock Warrants"), when (a) the Board has taken all necessary corporate action to approve the issuance of and establish the terms of the applicable Stock Warrants, the offering thereof and related matters, (b) the terms of the warrant agreements under which the Stock Warrants are to be issued have been duly established and the warrant agreements have been duly executed and delivered and (c) the Stock Warrants have been duly executed and authenticated in accordance with the applicable warrant agreements and issued and sold as contemplated in the Registration Statement, then the Stock Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by equitable principles of general application (whether applied at law or in equity).

    In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, the Registration Statement, and any amendments thereto (including post-effective amendments) will have been declared effective, a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby, the authorization of the Securities applicable to such Security will not have been modified or rescinded by the Board and there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable federal or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company. We are members of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus and prospectus supplement under the heading "Legal Matters."

                      Very truly yours,

                      /s/ Pillsbury Winthrop LLP
                      Pillsbury Winthrop LLP

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PILLSBURY WINTHROP LLP 50 Fremont Street San Francisco, California 94105-2228